Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Damon Wright
Vice President Investor Relations
Epicor Software Corporation
949/585-4509
dswright@epicor.com

Epicor® Reports 2010 Fourth Quarter Results

Third Strongest Software Revenue Quarter in Company’s History

Helps Drive 17% Annual Organic Software Revenue Growth

IRVINE, Calif., February 9, 2011 — Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, today reported financial results for its fourth quarter ended December 31, 2010. All results should be considered preliminary pending the Company’s filing of its Annual Report on Form 10-K.

Epicor chairman, president and CEO George Klaus commented, “The 2010 fourth quarter was the third highest software license revenue quarter in Epicor’s history, marking a solid finish to a year during which we organically grew software license revenues 17%, while adding more than 560 new name customers and driving free cash flow1 in excess of $51 million.

“We believe the overall spending environment is improving and we are experiencing increasing demand throughout the world for our software solutions,” Klaus said. “Our strong software pipelines held up throughout the quarter, even though some larger opportunities did not close at the end of Q4 as anticipated. The improving economic climate coupled with the expanded capabilities of Epicor 9 and our retail products, is leading to ever larger organizations looking to implement our solutions,” he said. “As more large opportunities are added to our pipelines, we are faced with the dual task of trying to maximize the profitability of these transactions, while also managing the reality that these much larger companies will dictate the pace of the sales and closing process.

“In Q4,” Klaus continued, “we experienced the benefit of these larger opportunities as the software average selling price for our top 10 wins was up sequentially by more than 10% over Q3, exceeding $500,000 dollars in software revenue alone. Additionally, our software

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Epicor Reports Q4 2010 Results

license gross margins improved to the highest level in five quarters even though some large revenue opportunities slipped into 2011 as a few customers extended their expected closing process into 2011. These larger opportunities were not lost and some merely require finalizing negotiations. In fact, we have had a strong start to Q1 and have already closed some of these larger opportunities.

“As indicated by our 2011 first quarter guidance,” Klaus concluded, “we are entering 2011 with strong momentum and we expect a strong quarter with software license revenues growing in excess of 20% over last year’s first quarter.”

Total revenue for the 2010 fourth quarter grew approximately 5% to $117.2 million, when compared to 2009 fourth quarter revenue of $111.9 million. 2010 fourth quarter GAAP net income was $4.4 million, or $0.07 per diluted share, compared to GAAP net income of $6.7 million, or $0.11 per diluted share in the 2009 fourth quarter. 2010 fourth quarter GAAP net income includes the impact of $1.6 million in restructuring and other charges related primarily to costs associated with the December 2010 acquisition of Spectrum Human Resource Systems Corporation (Spectrum), as well as workforce reductions and facilities adjustments due to an extension of expected vacancy periods. 2010 fourth quarter operations include a benefit of approximately $2.4 million to consulting cost of goods and $1.3 million dollars to research and development expense related to Epicor obtaining certification primarily for its 2009 operations under a program in the Province of Quebec, Canada designed to issue cash credits to encourage development of IT businesses in Quebec.

Non-GAAP2 net income for the 2010 fourth quarter was $11.4 million, or $0.19 per diluted share, compared to non-GAAP net income of $11.1 million, or $0.19 per diluted share in the 2009 fourth quarter.

2010 Fourth Quarter Revenue by Segment: 2010 fourth quarter license revenue was $26.4 million, up 2% when compared to 2009 fourth quarter license revenue of $25.8 million. Consulting revenue grew 8% to $35.7 million in the 2010 fourth quarter, versus 2009 fourth quarter consulting revenue of $33.2 million. 2010 fourth quarter maintenance revenue was up 2% to $49.7 million when compared to 2009 fourth quarter maintenance revenue of $48.6 million. Hardware and other revenue for the 2010 fourth quarter was $5.5 million, up 24% when compared to hardware and other revenue of $4.4 million in the prior year’s fourth quarter.

Balance Sheet Summary: The Company’s balance sheet at December 31, 2010, after accounting for the acquisition of Spectrum, included cash and cash equivalents of $103.1 million. The balance sheet benefited from free cash flow of $15.6 million during the 2010 fourth quarter, which also enabled the Company to make a discretionary $10.0 million payment to

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Epicor Reports Q4 2010 Results

reduce the outstanding balance on its credit facility during the 2010 fourth quarter. The Company’s total outstanding debt as of December 31, 2010, consists primarily of $230 million in aggregate principal amount of the Company’s 2.375% senior convertible notes (less a debt discount of $33.6 million) and $47.5 million in aggregate principal amount under the Company’s credit facility, currently bearing an interest rate of approximately 5%.

Following the close of the 2010 fourth quarter, the Company made an additional discretionary $12.5 million payment to reduce the outstanding balance on its credit facility.

At the end of the 2010 fourth quarter, net accounts receivable was approximately $92.6 million. The Company had cash collections of approximately $131.0 million during the 2010 fourth quarter. Days sales outstanding (DSOs) in the 2010 fourth quarter were 73, down from 77 in the third quarter of 2010. Total deferred revenue at the end of the 2010 fourth quarter was $98.0 million.

Business Outlook: For Epicor’s 2011 first quarter, total non-GAAP revenue is expected to be $110 to $113 million. Software license revenue for the 2011 first quarter is expected to be up more than 20% from the first quarter of 2010. The Company’s recent acquisition of Spectrum is expected to contribute approximately $2.5 to $3.0 million in total revenue to Epicor’s 2011 first quarter, approximately $200,000 to $300,000 of which is expected to be software license revenue. 2011 first quarter non-GAAP revenue expectations include approximately $600,000 in deferred revenue fair value adjustments recorded in the Spectrum acquisition. Non-GAAP earnings per diluted share3 for the 2011 first quarter is expected to be $0.13 to $0.15. The Spectrum acquisition is not expected to have a meaningful impact on 2011 first quarter non-GAAP earnings per share.

Earnings Conference Call

The Company will hold an investor and analyst conference call today at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time.

What:	Epicor 2010 Fourth Quarter Earnings Conference Call
When:	Wednesday, February 9, 2011
Time:	2:00 p.m. PT
Dial in:	1-888-428-9498
Conf ID:	Epicor 2010 Fourth Quarter Earnings Call
Webcast:	http://ir.epicor.com

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Epicor Reports Q4 2010 Results

On the call, chairman, president and CEO George Klaus and executive vice president and CFO Michael Pietrini will review 2010 fourth quarter earnings. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the Company’s Web site at http://ir.epicor.com and will be archived for thirty days following the call on the Company’s Web site.

1Free cash flow is a non-GAAP measure. The Company calculates free cash flow as adjusted EBITDA (also a non-GAAP measure), plus stock-based compensation, less capital expenditures, cash paid for income taxes and net interest. Please refer to the reconciliation of adjusted EBITDA and free cash flow, as well as the information provided below under the heading “Non-GAAP Financial Measures.”

2Please see the reconciliations to GAAP measures provided at the end of this press release as well as the information provided below under the heading “Non-GAAP Financial Measures.”

3 The Company’s 2011 first quarter non-GAAP earnings per diluted share guidance excludes current expectations for first quarter amortization of intangible assets of approximately $6.0 million, first quarter stock-based compensation expense of approximately $4.3 million and approximately $2.2 million in non-cash interest expense for the first quarter related to amortization of debt discount. 2011 first quarter non-GAAP earnings per share expectations assume a weighted average share count of 61.4 million shares.

About Epicor Software Corporation

Epicor Software is a global leader delivering business software solutions to the manufacturing, distribution, retail, hospitality and services industries. With 20,000 customers in over 150 countries, Epicor provides integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM), human capital management (HCM) and enterprise retail software solutions that enable companies to drive increased efficiency and improve profitability. Founded in 1984, Epicor takes pride in more than 25 years of technology innovation delivering business solutions that provide the scalability and flexibility businesses need to build competitive advantage. Epicor provides a comprehensive range of services with a single point of accountability that promotes rapid return on investment and low total cost of ownership, whether operating business on a local, regional or global scale. The Company’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

This press release contains certain statements which constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected revenues (including growth rates), earnings and earnings per share (including on a non-GAAP basis), non-GAAP free cash flow, the Company’s products, market share, business model, sales pipelines and opportunities, competitive advantage and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include, but are not limited to, changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades, including Epicor 9; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends; and other factors discussed in Epicor’s annual report on Form 10-K for the year ended

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Epicor Reports Q4 2010 Results

December 31, 2009 and other reports Epicor files with the SEC. As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.

Non-GAAP Earnings Measure. The Company uses non-GAAP earnings measures, non-GAAP net income, adjusted EBITDA, EBITDA margins and free cash flow in this press release. Management believes these non-GAAP measures help indicate the Company’s baseline performance before gains, losses or charges that are considered by management to be outside on-going operating results. Accordingly, management uses these non-GAAP measures to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;

•	a better understanding of how management plans and measures the Company’s underlying business; and,

•	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

The non-GAAP financial measures for 2009 and 2010 used by the Company are defined to include deferred revenues from NSB that were adjusted to fair value as required by acquisition accounting in accordance with GAAP reporting, and to exclude amortization of intangible assets, stock-based compensation expense, amortization of long-term debt discount from the Company’s May 2007 convertible note offering, the write-off of debt issuance fees, a Venezuela currency devaluation, and restructuring and other, which include costs associated with workforce reductions, adjustments due to an extension of expected vacancy periods and acquisition and other related charges. The non-GAAP financial measures for 2009 and 2010 used by the Company are also defined to reflect income taxes at a 38% tax rate.

Management believes that the expense associated with the amortization of acquisition-related intangible assets is appropriate to be excluded because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. Management also believes that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies because of varying available valuation methodologies, subjective assumptions and the variety of award types which effect the calculations of stock-based compensation. Management believes it is appropriate to exclude the Venezuela currency devaluation charge, the write-off of debt issuance fees, the amortization of long-term debt discount from the Company’s May 2007 convertible note offering, as well as restructuring and other charges, which included costs associated with the integration of Spectrum into Epicor, costs associated with workforce reductions and adjustments due to an extension of expected vacancy periods, because these charges are not related to the Company’s ongoing business operations and it allows for more accurate comparisons of our operating results to our peer companies. Finally, management believes that using a 38% tax rate is appropriate because it allows comparisons of our operating results that are more consistent with prior periods presented, as well as more accurate comparisons of our operating results to our peer companies.

General. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income and net income per share, and should not be considered measures of the Company’s liquidity. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies.

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Epicor Reports Q4 2010 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$103,076	$106,861
Short-term investments	419	—
Accounts receivable, net	92,622	90,011
Deferred income taxes	13,755	11,572
Inventory, net	2,014	1,819
Prepaid expenses and other current assets	21,911	13,976

Total current assets	233,797	224,239

Property and equipment, net	28,492	28,511
Deferred income taxes	26,970	21,867
Intangible assets, net	65,206	84,107
Goodwill	377,894	368,336
Other assets	9,316	10,990

Total assets	$741,675	$738,050

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,775	$13,966
Accrued expenses	48,044	46,754
Current portion of long-term debt	258	202
Current portion of accrued restructuring costs	2,212	1,694
Current portion of deferred revenue	97,650	96,040

Total current liabilities	162,939	158,656

Long-term debt, less current portion	243,934	255,535
Accrued restructuring costs	4,971	4,423
Deferred revenue	394	392
Deferred income taxes and other income taxes	16,588	15,172
Other long-term liabilities	3,278	3,785

Total long-term liabilities	269,165	279,307

Stockholders’ equity:
Common stock	66	63
Additional paid-in capital	441,990	422,460
Less: treasury stock at cost	(24,373)	(20,670)
Accumulated other comprehensive loss	(5,138)	(4,825)
Accumulated deficit	(102,974)	(96,941)

Total stockholders’ equity	309,571	300,087

Total liabilities and stockholders’ equity	$741,675	$738,050

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Epicor Reports Q4 2010 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
License fees	$26,388	$25,785	$81,992	$70,235
Consulting	35,683	33,165	137,649	128,413
Maintenance	49,692	48,569	193,694	190,943
Hardware and other	5,450	4,389	26,948	20,033

Total revenues	117,213	111,908	440,283	409,624

Cost of revenues	50,553	47,764	200,490	180,549
Amortization of intangible assets	6,670	7,100	27,825	30,772

Total cost of revenues	57,223	54,864	228,315	211,321

Gross profit	59,990	57,044	211,968	198,303

Operating expenses:
Sales and marketing	27,062	20,688	90,450	75,105
Software development	12,348	12,525	52,475	49,207
General and administrative	12,085	12,869	49,819	54,410
Restructuring and other	1,552	—	5,092	2,210

Total operating expenses	53,047	46,082	197,836	180,932

Income from operations	6,943	10,962	14,132	17,371
Interest expense	(5,021)	(5,013)	(20,020)	(22,363)
Interest and other income (expense), net	185	570	(893)	411

Income (loss) before income taxes	2,107	6,519	(6,781)	(4,581)
Income tax provision (benefit)	(2,310)	(195)	(748)	(3,343)

Net income (loss)	$4,417	$6,714	$(6,033)	$(1,238)

Net income (loss) per share:
Basic	$0.07	$0.12	$(0.10)	$(0.02)
Diluted	$0.07	$0.11	$(0.10)	$(0.02)
Weighted average common shares outstanding:
Basic	59,158	58,112	58,977	57,889
Diluted	61,235	59,344	58,977	57,889

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Epicor Reports Q4 2010 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY NON-GAAP NET INCOME RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Income (loss) before income taxes	$2,107	$6,519	$(6,781)	$(4,581)

Add back:
Amortization of intangible assets	6,670	7,100	27,825	30,772
Stock-based compensation expense	5,146	2,211	18,328	8,108
Amortization of long-term debt discount	2,182	2,031	8,498	7,907
Restructuring and other	1,552	—	5,092	2,210
Venezuela currency devaluation	—	—	1,315	—
Debt issuance fees write off	—	—	—	2,571
Deferred revenue fair value adjustment	—	—	—	432
Other	(134)	(380)	(369)	179

Non-GAAP income before income taxes	17,523	17,481	53,908	47,598
Non-GAAP provision for income taxes [1]	(6,081)	(6,426)	(18,582)	(17,350)

Non-GAAP net income	$11,442	$11,055	$35,326	$30,248

Non-GAAP net income per diluted share	$0.19	$0.19	$0.59	$0.52

Weighted average common shares outstanding:
Diluted	61,235	59,344	59,970	58,618

[1]

The Company utilizes a 38% tax rate for the calculation of the non-GAAP provision for income taxes for comparison purposes with other periods. The non-GAAP effective income tax rates reflected above differ from 38% due to certain non-deductible non-GAAP add backs.

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Epicor Reports Q4 2010 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY NET INCOME (LOSS) TO ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Total revenues	$117,213	$111,908	$440,283	$409,624

Net income (loss)	$4,417	$6,714	$(6,033)	$(1,238)
Income tax provision (benefit)	(2,310)	(195)	(748)	(3,343)
Interest expense	5,021	5,013	20,020	22,363
Amortization of intangible assets	6,670	7,100	27,825	30,772
Depreciation	1,869	1,906	7,356	7,926
Restructuring and other	1,552	—	5,092	2,210
Venezuela currency devaluation	—	—	1,315	—
Deferred revenue fair value adjustment	—	—	—	432
Interest and other (income) expense, net	(185)	(570)	(422)	(411)

Adjusted EBITDA	$17,034	$19,968	$54,405	$58,711

Adjusted EBITDA percent of total revenues	14.5%	17.8%	12.4%	14.3%

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Epicor Reports Q4 2010 Results

EPICOR SOFTWARE CORPORATION

PRELIMINARY FREE CASH FLOW RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net income (loss)	$4,417	$6,714	$(6,033)	$(1,238)
Income tax provision (benefit)	(2,310)	(195)	(748)	(3,343)
Interest expense	5,021	5,013	20,020	22,363
Amortization of intangible assets	6,670	7,100	27,825	30,772
Depreciation	1,869	1,906	7,356	7,926
Restructuring and other	1,552	—	5,092	2,210
Venezuela currency devaluation	—	—	1,315	—
Deferred revenue fair value adjustment	—	—	—	432
Interest and other (income) expense, net	(185)	(570)	(422)	(411)

Adjusted EBITDA	$17,034	$19,968	$54,405	$58,711

Adjusted EBITDA	$17,034	$19,968	$54,405	$58,711
Non-cash stock-based compensation	5,146	2,211	18,328	8,108
Capital expenditures	(3,176)	(1,591)	(7,042)	(4,093)
Cash paid for taxes	(751)	(548)	(3,643)	(2,455)
Net interest	(2,675)	(2,766)	(10,906)	(13,574)

Free cash flow	$15,578	$17,274	$51,142	$46,697

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